Exhibit 10.1

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

by and among

SOUTHPEAK INTERACTIVE CORPORATION,

VID AGON, LLC

and

VID SUB, LLC

October 10, 2008

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETATION		1
1.1	Definitions	1
1.2	Other Defined Terms	4
1.3	Interpretation	5
ARTICLE II PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS		6
2.1	Purchase of the Membership Interests from the Member	6
2.2	Purchase Price	6
2.3	Payments of the Purchase Price	7
ARTICLE III THE CLOSING		7
3.1	Closing	7
3.2	Closing Deliveries by the Member and the Seller	7
3.3	Closing Deliveries by the Buyer	8
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE MEMBER		8
4.1	Organization and Qualification	8
4.2	Subsidiaries	9
4.3	Capitalization	9
4.4	Authority Relative to this Agreement	10
4.5	No Conflict; Required Filings and Consents.	10
4.6	Compliance	11
4.7	Financial Statements	11
4.8	No Undisclosed Liabilities	12
4.9	Absence of Certain Changes or Events	13
4.10	Contracts	13
4.11	Litigation.	14
4.12	Employee Benefit Plans	15
4.13	Employment Matters	15
4.14	Restrictions on Business Activities	16
4.15	Title to Property.	16
4.16	Taxes	16
4.17	Intellectual Property	17
4.18	Brokers; Third Party Expenses	18
4.19	Investment Intent.	18
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER		19
5.1	Organization and Qualification	19
5.2	Capitalization	19
5.3	Valid Issuance of the Warrant	19
5.4	Authority Relative to this Agreement	20
5.5	No Conflict; Required Filings and Consents	20
5.6	Compliance	20
5.7	Reporting Company Status	21
5.8	Private Placement	21
5.9	No Integrated Offering	21
5.10	Board Approval	21

ARTICLE VI ADDITIONAL AGREEMENTS		21
6.1	Non-Competition; Non-Solicitation.	21
6.2	Confidentiality	22
6.3	Public Disclosure	23
6.4	Consents; Cooperation	23
6.5	Legal Requirements	23
6.6	Blue Sky Laws	23
6.7	Further Assurances	23
ARTICLE VII INDEMNIFICATION		23
7.1	Indemnification of Buyer	23
7.2	Indemnification Claims.	24
7.3	Limitations	25
7.4	Termination of Indemnification.	25
7.5	No Right of Contribution	25
7.6	Mitigation	26
7.7	Anti-Sandbagging	26
ARTICLE VIII GENERAL PROVISIONS		26
8.1	Notices	26
8.2	Counterparts	27
8.3	Entire Agreement; Nonassignability; Parties in Interest	27
8.4	Severability	27
8.5	Amendment	27
8.6	Governing Law	28
8.7	Rules of Construction	28
8.8	Tax Returns	28

EXHIBITS

Exhibit A	Warrant
Exhibit B	Assignment of Membership Interests

SCHEDULES

Schedule I	Company Titles
Schedule II	Persons responsible for knowledge

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (the “Agreement”) is made and entered into this 10th day of October, 2008, by and among SouthPeak Interactive Corporation, a Delaware corporation (“Buyer”), Vid Sub, LLC, a Delaware limited liability company, as majority member of the Company (as defined below) (the “Member”), and Vid Agon, LLC, a Delaware limited liability company and sole member of the Member (the “Seller”).

WHEREAS, the Seller owns all of the outstanding membership interests of the Member (the “Membership Interests”);

WHEREAS, subject to the assignment of the membership interests held by the Seller to the Member prior to the date hereof (the “Restructuring”), the Member owns all of the Series A Preferred Units, which constitute a majority of the membership interests, of Gone Off Deep, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the members of the Company and their respective membership interests therein are set forth in the LLC Agreement, subject to the Restructuring; and

WHEREAS, the Buyer desires to acquire the Membership Interests from the Seller, and the Seller desires to exchange the Membership Interests for the consideration set forth below, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1 Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business” means videogame development, publishing, production and distribution.

“Business Entity” means any corporation, partnership, limited liability company, trust or other domestic or foreign form of business association or organization.

“Company Contracts” mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including without limitation outstanding offers and proposals) of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of the Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company).

“Company Products” means all current versions of products or service offerings of the Company.

“Company Titles” means all the videogame titles set forth on Schedule I attached hereto including the versions of the videogames previously developed or under development and any modifications, but not bona fide sequels, thereto.

“Existing Customer or Developer” means any Person (or an Affiliate thereof) to which the Seller or any Affiliate thereof provided products related to the Business, or contracted for or agreed to the development or production of products related to the Business, during the two years immediately preceding the Closing Date.

“GAAP” mean United States generally accepted accounting principles applied on a consistent basis throughout the periods involved.

“Governmental Entity” means any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign.

“Governmental Action/Filing” means any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, foreign, state, provincial, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

“Independent Accountants” means Grant Thornton LLP or an independent accounting firm of national or regional reputation which has not performed services for the Buyer, the Seller and the Member, or any of their respective Affiliates, during the preceding three year period, which is selected by the Buyer and the Seller (or if they cannot agree, by the Buyer’s and the Seller’s respective independent accounting firms).

“Intellectual Property” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (b) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) software and software programs; (d) domain names, uniform resource locators and other names and locators associated with the Internet (e) industrial designs and any registrations and applications therefor; (f) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (g) all databases and data collections and all rights therein; (h) all moral and economic rights of authors and inventors, however denominated, and (i) any similar or equivalent rights to any of the foregoing (as applicable).

“knowledge” means, when referencing the Seller, the Member or the Company, the actual knowledge or awareness as to a specified fact or event of the Persons named on Schedule II.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any affiliate of the seller, or any agreement to give any security interest).

“LLC Agreement” means that certain amended and restated operating agreement of the Company, as amended, by and among the parties set forth therein, dated December 13, 2007.

“Losses” means any obligations and other liabilities (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued, asserted or unasserted), losses, claims, damages, deficiencies, judgments, assessments, fines, fees, penalties and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors, consultants and other experts, and other expenses of litigation), that may be imposed or otherwise incurred or suffered by the specified Person; provided, however, that Losses shall not include any punitive, exemplary, indirect, incidental, consequential or other special damages, lost profits, damage to goodwill or loss of business of the other party.

“Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets, revenues, financial condition, results of operations or business prospects of an entity; provided, however, that (a) changes in general industry or economic conditions, (b) adverse effects arising from the announcement or consummation of the transactions contemplated hereby, or (c) changes GAAP that apply generally to the industry in which the Company operates, shall not constitute a Material Adverse Effect.

“Permitted Liens” means (a) liens for current Taxes and other statutory liens and trusts for Taxes not yet due and payable or that are being contested in good faith, (b) liens incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business, (c) liens on personal property leased under operating leases, (d) liens, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (e) pledges of or liens on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business, (f) liens under Article 2 of the Uniform Commercial Code that are special property interests in goods identified as goods to which a contract refers, (g) liens under Article 9 of the Uniform Commercial Code that are purchase money security interests, (h) such liens, imperfections or defects of title, easements, rights-of-way and other similar restrictions (if any) that do not materially detract from the value or materially interfere with the present or proposed use of the properties or assets of the party subject thereto or affected thereby, and do not otherwise materially adversely affect or impair the business or operations of such party, and (i) items set forth on the Disclosure Schedule or within the dollar threshold limits in any representation in this Agreement.

“Person” means any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Prospective Customer or Developer” means any Person (or its Affiliates) to which the Seller or an Affiliate thereof has submitted a written or oral proposal for the sale or provision of any products or services related to the Business, or the development or production of products related to the Business, during the two (2) years immediately preceding the Closing Date.

“Subsidiary” means with respect to any Person, any Business Entity of which a majority of outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of or otherwise exert control over such Business Entity, are owned, directly or indirectly, by such Person.

“SEC” means the Securities and Exchange Commission.

“Tax” or “Taxes” refers to any and all federal, foreign, state, provincial, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

1.2 Other Defined Terms. For purposes of this Agreement, the following terms have the respective meanings set forth in the section opposite each such term:

TERM	SECTION
Agreement	Preamble
Annual Financial Statements	Section 4.7(a)
Approvals	Section 4.1(a)
Blue Sky Laws	Section 4.5(b)
Buyer	Preamble
Closing	Section 2.1
Closing Date	Section 3.1
Common Stock	Section 5.3
Company	Recitals
Company Intellectual Property	Section 4.17(a)
Confidential Information	Section 6.2
Copyrights	Section 1.1
Deductible	Section 7.1
Disclosure Schedule	Article IV
Domestic Earn-Out Amount	Section 2.2(b)
Earn-Out Amount	Section 2.2(c)
Exchange Act	Section 4.5(b)
Financial Statements	Section 4.7(b)
Indemnification Cap	Section 7.3(a)
Indemnified Party	Section 7.1
Interests	Section 4.3(a)
International Earn-Out Amount	Section 2.2(c)
Liability	Section 7.1(e)
Material Company Contracts	Section 4.10(a)
Member	Preamble
Membership Interests	Recitals
Patents	Section 1.1
PDF	Section 3.1
Personal Property	Section 4.15(b)
Plans	Section 4.12(a)
Purchase Price	Section 2.2
Restructuring	Recitals
Returns	Section 4.16(a)
Securities Act	Section 4.5(b)
Seller	Preamble
Stub Financial Statements	Section 4.7(b)
Trademarks	Section 1.1
Unit Agreements	Section 4.3(a)
Warrant	Section 2.2(a)

1.3 Interpretation. In this Agreement, unless clear contrary intention appears:

(a) A reference herein to days shall mean calendar days unless otherwise specified, and any day or deadline or end of a time period hereunder which falls on a day other than a business day shall be deemed to refer to the first business day following such day or deadline or end of the time period, as the case may be;

(b) A reference in this Agreement to an article, section, exhibit or schedule shall mean an article or section of, or exhibit or schedule attached to, this Agreement, as the case may be;

(c) The word “including” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive and is used in the inclusive sense of “and/or,” and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole;

(d) A reference to document, instrument or agreement shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(e) All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

ARTICLE II
PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS

2.1 Purchase of the Membership Interests from the Member. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, all of the Membership Interests.

2.2 Purchase Price. The purchase price (the “Purchase Price”) to be paid by the Buyer for the Membership Interests shall be:

(a) a warrant to purchase up to 700,000 shares of the Buyer’s common stock, substantially in the form attached hereto as Exhibit A (the “Warrant”);

(b) 7% of gross revenue reported in the Company’s financial statements, determined in accordance with GAAP, attributable to United States sales of the Company Titles (the “Domestic Earn-Out Amount”); and

(c) 7% of gross revenue reported in the Company’s financial statements, determined in accordance with GAAP consistently applied, attributable to international sales of the Company Titles net of distribution fees and advances to the extent such distribution fees were agreed to prior to the Closing and such advances were received prior to the Closing (the “International Earn-Out Amount,” and together with the Domestic Earn-Out Amount, the “Earn-Out Amount”).

2.3 Payments of the Purchase Price. The Warrant shall be issued to the Seller at the Closing. Payments of the Earn-Out Amount shall be calculated and made quarterly, beginning with the quarter ended December 31, 2008, within 60 days of the end of the applicable quarter, subject to the provisions of this Section 2.3 and provided that the payment related to the quarter ended December 31, 2008 may be made within 150 days of the quarter end. Buyer shall pay Seller the Earn-Out Amount by electronic wire transfer in immediately available funds to an account designated in writing by the Seller. Buyer shall provide the Seller with a notice of the Earn-Out Amount for the applicable quarter, including adequate backup documentation, and the proposed Earn-Out Payment, if any, within 30 days after the end of such quarter. If the Seller does not object in writing within 30 days of the date of the notice (such notice of objection must contain the basis of the Seller’s objection), then the Earnout Amount payable to the applicable quarter, if any, shall be deemed agreed upon and shall be paid in accordance with this Section 2.3. If the Seller provides a notice of objection within 15 days, then the Buyer and the Seller shall endeavor to reach agreement within the 15 day period following the receipt by the Buyer of any notice of objection. If the parties are unable to reach agreement within such 15 day period, then the matter shall be submitted to the Independent Accountants for determination, which determination shall be final and binding on the parties. In connection with the resolution of any such dispute, each party shall pay its own fees and expenses, including, without limitation, its own legal, accounting and consulting fees and expenses. If the determination by the Independent Accountants results in an adjustment to an Earn-Out Amount more beneficial to the Seller in an amount that exceeds $10,000.00, then the cost and expense of the Independent Accounts shall be paid by the Buyer. If the determination by the Independent Accounts does not result in an adjustment to the Earn-Out Amount more beneficial to the Seller by an amount that exceeds $10,000.00, then the cost and expense of the Independent Accounts shall be paid by the Seller. For the purposes of this Section 2.3, Buyer shall, upon reasonable prior written notice, give Seller and its professional advisors, at Seller’s sole expense, access during normal business hours to the Company’s and the Buyer’s books and records related to the calculation of the Earn-Out Amount.

ARTICLE III
THE CLOSING

3.1 Closing. The Closing shall take place at the offices of Greenberg Traurig, LLP, 1750 Tysons Boulevard, Suite 1200, McLean, Virginia 22102 at 10:00 p.m., Eastern Time, on October 10, 2008 (the “Closing Date”). The documents to be delivered at the Closing (other than certificates evidencing the Warrant) may, at the election of the parties, be exchanged by facsimile or electronic transmission in portable document format (“PDF”), provided original executed copies shall be provided promptly following the Closing.

3.2 Closing Deliveries by the Member and the Seller. The Member, and the Seller shall deliver to the Buyer at the Closing such documents, instruments or certificates as the Buyer may reasonably request, including without limitation:

(a) certificates of the Secretaries of the Company and the Member attesting to the incumbency of the Company’s and the Member’s officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the organizational documents delivered pursuant to Section 4.1;

(b) the assignment of membership interests substantially in the form attached hereto as Exhibit B;

(c) the original minute books of the Company and the Member to the extent they exist;

(d) all consents, permissions, approvals, novations, authorizations or waivers, in form reasonably satisfactory to the Buyer, required to be obtained under this Agreement;

(e) a resignation, effective as of the Closing, of each Series A Director (as defined in the LLC Agreement) and each officer and manager of the Member from each such position; and

(f) a cross receipt executed by the Seller for the Warrant.

3.3 Closing Deliveries by the Buyer. The Buyer shall deliver to the Seller at the Closing such documents, instruments or certificates as the Seller may reasonably request, including without limitation a certificate evidencing the Warrant.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE MEMBER

Except as set forth in the disclosure schedule delivered by the Seller and the Member concurrently with the execution of this Agreement (the “Disclosure Schedule”), which shall identify exceptions by specific section references, each of the Seller and the Member severally and jointly represent and warrant to the Buyer, as set forth below in this Article IV. Except for the representations and warranties in Sections 4.1, 4.2, 4.3 and 4.4, all representations and warranties of the Seller and the Member in this Agreement shall be limited to Seller’s knowledge.

4.1 Organization and Qualification.

(a) The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of formation and operating agreement of the Company, as amended and currently in effect, have been heretofore delivered to Buyer or Buyer’s counsel. The Company is not in violation of any of the provisions of its certificate of formation or operating agreement.

(b) The Company is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 4.1(b).

(c) The Member is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Member to be conducted. Complete and correct copies of the certificate of formation and operating agreement of the Member, as amended and currently in effect, have been heretofore delivered to Buyer or Buyer’s counsel. The Member is not in violation of any of the provisions of its certificate of formation or operating agreement.

(d) Except for the membership interests it holds in the Company, the Member does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has no obligations or liabilities of any nature whatsoever except such obligations and liabilities as are imposed under this Agreement or under the LLC Agreement.

4.2 Subsidiaries. Except for Gamecock Media Europe Limited, a company organized under the laws of England and Wales and wholly-owned subsidiary of the Company, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Subsidiary. The Member is the majority member of the Company.

4.3 Capitalization. Except as set forth in Schedule 4.3:

(a) The capitalization of the Company consists of the Interests (as defined in the LLC Agreement and subject to the Restructuring) subject to the term of those certain management restricted unit purchase agreements and incentive unit agreements entered into between the Company and the parties thereto (the “Unit Agreements”). All of the Interests are validly issued, fully paid and nonassessable. All of the Interests that are owned by the Member are held free and clear of any Liens other than as a result of the LLC Agreement.

(b) The capitalization of the Member consists of the Membership Interests, all of which are held by the Seller. All of the Membership Interests are validly issued, fully paid and nonassessable. All of the Membership Interests are held free and clear of any Liens and the Seller has all right to sell and transfer its Membership Interests as contemplated by this Agreement and upon such sale and transfer, such Membership Interests shall be acquired by the Buyer as contemplated by Section 2.1 of this Agreement free and clear of any Liens other than as a result of the LLC Agreement.

(c) Except as set forth in the LLC Agreement and the Unit Agreements, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or the Member is a party or by which either the Company or the Member is bound obligating the Company or the Member to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any of the Company’s Interests or the Member’s Membership Interests, as applicable, or similar equity security of the Company or the Member or obligating the Company or the Member, as applicable, to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d) The Interests and the Membership Interests have been issued in compliance with all applicable securities laws and other applicable laws and regulations.

(e) Except as set forth in the LLC Agreement and the Unit Agreements and as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company or the Member is a party or by which the Company or the Member is bound with respect to any equity security of any class of the Company or the Member, as applicable.

(f) Except as set forth in the LLC Agreement and the Unit Agreements, the Interests and the Membership Interests are not unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company or the Member, as applicable.

4.4 Authority Relative to this Agreement.

(a) The Member and the Seller have all necessary power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the transactions contemplated hereby.

(b) The execution and delivery of this Agreement and the consummation by the Member and the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of the Member and the Seller and no other limited liability company proceedings on the part of the Member or the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the applicable law and the terms and conditions of this Agreement.

(c) This Agreement has been duly and validly executed and delivered by the Member and the Seller, and assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Member and the Seller, enforceable against the Member and the Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Member and the Seller do not, and the performance of this Agreement by such Persons shall not, (i) conflict with or violate the Member’s or the Seller’s certificate of formation, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or, to the Seller’s knowledge, materially alter the rights or obligations of any third party under, or, to the Seller’s knowledge, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) or encumbrance on any of the properties or assets of the Company pursuant to, any Company Contracts, or (iv) except as set forth in Schedule 4.5(a), result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by the Member and the Seller does not, and the performance of this Agreement by such Persons shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors, except (i) for applicable requirements, if any, of the Securities Act of 1933, amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) the consents, approvals, authorizations and permits described in Schedule 4.5(b) hereto, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or prevent consummation of the transactions contemplated hereby or otherwise prevent the parties hereto from performing their obligations under this Agreement.

4.6 Compliance. To the Seller’s knowledge, the Company has materially complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. Except as set forth in Schedule 4.6, to the Seller’s knowledge, no written notice of non-compliance with any Legal Requirements has been received by the Company. To the Seller’s knowledge, the Company is not in violation of any term of any Company Contract, except for failures to comply or violations which are described on Schedule 4.6 or which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

4.7 Financial Statements.

(a) The Seller has provided to the Buyer unaudited financial statements (including any related notes thereto) for the fiscal years ended September 30, 2007 and 2006 (the “Annual Financial Statements”). Except as set forth in Schedule 4.7(a), the Annual Financial Statements fairly present in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that such statements do not contain notes and are subject to normal audit adjustments.

(b) The Seller has provided to the Buyer a correct and complete copy of the unaudited financial statements of the Company for the ten-month period ended July 31, 2008, (the “Stub Financial Statements,” and with the Annual Financial Statement, the “Financial Statements”). The Stub Financial Statements comply as to form in all material respects, and, except as set forth in Schedule 4.7(a), are consistent with the Annual Financial Statements and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements do not contain notes and are subject to normal audit adjustments.

(c) The books of account and other books and records pertaining to the Interests in the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d) The accounts receivable of the Company reflected on the balance sheets included in the Financial Statements, and to the extent they remain outstanding, (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are, to the Seller’s knowledge, legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) to the Seller’s knowledge, are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (iv) to Seller’s knowledge, are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of bad debt reserves and write-downs and write-offs reflected in the Financial Statements, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company.

4.8 No Undisclosed Liabilities. The Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet, or in the related notes to financial statements, that are prepared in accordance with GAAP and that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except: (a) liabilities provided for in or otherwise disclosed in the Financial Statements (b) liabilities arising in the ordinary course of the Company’s business since July 31, 2008, none of which would have a Material Adverse Effect on the Company, and (c) liabilities and obligations set forth in the Disclosure Schedule or within the dollar threshold exception in any representation to the Agreement.

4.9 Absence of Certain Changes or Events. Except as set forth in Schedule 4.9 hereto, since July 31, 2008, there has not been, to the Seller’s knowledge: (a) any Material Adverse Effect on the Company, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s Interests, or any purchase, redemption or other acquisition by the Company of any of its Interests or any other equity securities of the Company or any options, warrants, calls or rights to acquire any of its membership interests or any other equity securities of the Company, (c) any split, combination or reclassification of any of the Company’s equity securities, (d) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash and incentive compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by the Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (e) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (f) any material change by the Company in its accounting methods, principles or practices, (g) any change in the auditors of the Company, (h) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, (i) any attempt to accelerate the collection of any of the Company’s accounts receivable or defer payment of any of the Company’s outstanding accounts payable outside the ordinary course of business consistent with past practice, (j) any incurrence, assumption or guarantee of any long-term or short-term indebtedness by the Company, (k) any amendment, termination or notice given of termination with respect to any Material Company Contract, or waiver of any of the Company’s rights therein, (l) any payment, declaration, accrual or set aside of any dividends or any other distributions, in cash, property or otherwise, on the Company’s securities, or purchase, exchange or redemption of any of the Company’s securities, or making of any inter-company advance, loan or payment between the Company, the Member, the Seller or any Affiliate thereof, other than in the ordinary course of business consistent with past practice, or (m) any agreement, whether written or oral, to do any of the foregoing.

4.10 Contracts.

(a) Schedule 4.10 lists the following Company Contracts to which the Company is a party (each such Company Contract listed or required to be listed, a “Material Company Contract” and collectively, the “Material Company Contracts”):

(i) any Company Contract (or group of related Company Contracts) for the furnishing of services to, or the development of products for, the Company which involves consideration in excess of $50,000;

(ii) any Company Contract concerning confidentiality, non-competition or non-solicitation (other than (A) confidentiality agreements with employees of the Company set forth in the Company’s standard form of employee confidentiality agreement, copies of which have previously been made available to the Buyer or (B) Contracts that do not materially deviate from the Company’s standard form confidentiality agreement);

(iii) any Company Contract under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect;

(iv) any Company Contract (or group of related Company Contracts) for the lease of personal property from or to third parties providing for lease payments in excess of $50,000 per annum;

(v) any Company Contract establishing a partnership or joint venture;

(vi) any Company Contract (or group of related Company Contracts) under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 individually or $50,000 in the aggregate or under which it has imposed (or may impose) a security interest on any of its assets, tangible or intangible;

(vii) any Company Contract (or group of related Company Contracts) involving the Member or any of its affiliates;

(viii) any Company Contract (or group of related Company Contracts) for the licensing or distribution of software, products or other personal property or for the furnishing or receipt of services (A) which involves more than the sum of $50,000 annually, (B) in which the Company has granted marketing or distribution rights relating to any products or territory or (C) in which the Company has agreed to purchase a minimum quantity of goods or services in excess of $50,000 annually or has agreed to purchase goods or services exclusively from a certain party;

(ix) any distributor, sales representative, franchise or similar agreements to which the Company is a party or by which the Company is bound; and

(x) any Company Contract (or group of related Company Contracts) requiring that the Company obtain consent, permission, approval, novation, authorization or waiver from any person or entity for the consummation of the transactions contemplated hereby or any related agreement.

(b) The Seller has made available to the Buyer a correct and complete copy of each Material Company Contract (as amended to date). Except as set forth in Schedule 4.10, with respect to each Material Company Contract: (i) the Material Company Contract is, to the Seller’s knowledge, in full force and effect; (ii) to Seller’s knowledge, the Material Company Contract is legal, valid, binding and enforceable against the Company, except as such enforceability may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (B) applicable equitable principles (whether considered in a proceeding at law or in equity); and (iii) the Company is not, and neither the Company nor the Member has received written notice that any other party is in breach or default, and to Seller’s knowledge, no event has occurred which with notice or lapse of time or both would constitute a breach or default or permit termination, modification or acceleration, under the Material Company Contract.

4.11 Litigation.

(a) Except as set forth in Schedule 4.17, there are no claims, suits, actions or proceedings pending or, to the Seller’s knowledge, threatened against the Company or any manager or officer thereof before any court, government department, commission, agency, instrumentality or authority, or any arbitrator.

(b) Except as set forth in Schedules 4.6 and 4.17, there are no claims, suits, actions or proceedings pending or, to the Seller’s knowledge, threatened against the Company, the Member or the Seller before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or have a Material Adverse Effect on the ability of the parties hereto to consummate the transactions contemplated hereby.

4.12 Employee Benefit Plans.

(a) Schedule 4.12(a) lists all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former manager, officer, employee or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company has liability (individually, a “Plan” and, collectively, the “Plans”). To the Seller’s knowledge, all Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the Financial Statements and records of the Company. To the Seller’s knowledge, the Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to the Buyer in writing, or as required by this Agreement), or to enter into any new Plan.

(b) Except as set forth in Schedule 4.12(b), to the Seller’s knowledge, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any member, manager, officer or employee of the Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

4.13 Employment Matters.

(a) Schedule 4.13(a) lists all employees actively employed by the Company as of the Closing, identifying names, material terms of employment (including, where applicable, current commission or bonus eligibility), full or part time status, exempt or nonexempt status (where applicable), hourly or salaried status, benefits, annual vacation entitlement, balance of unused vacation pay (as of July 31, 2008), date of hire and job title. Schedule 4.13(a) also identifies all of the Company’s employees on short-term or long-term disability leave, maternity leave, parental leave, family medical leave, military leave, extended absence or any other leave or inactive status, the reasons for such leave, as well as the dates on which the leave, extended absence or inactive status began and is expected to end (if known).

(b) Except for the letter dated October 9, 2008 sent from Michael Wilson, Harry Miller IV and Eric Stults, there are no claims, suits, actions, or proceedings pending or, to Seller’s knowledge, threatened in writing between the Company or its Subsidiaries, on the one hand, and any of their respective employees or former employees, on the other hand.

4.14 Restrictions on Business Activities. To the Seller’s knowledge, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

4.15 Title to Property.

(a) The Company and the Member do not own any real property or any options or other contracts under which the Company or the Member has a right to acquire any interest in real property.

(b) To the Seller’s knowledge, all leases of real property held by the Company, and all personal property and other property and assets of the Company owned, used or held for use in connection with the business of the Company (the “Personal Property”) are shown or reflected on the balance sheet included in the Financial Statements, other than those entered into or acquired on or after July 31, 2008 in the ordinary course of business. To the Seller’s knowledge, the Company has good and marketable title to the Personal Property owned by it, and all such Personal Property is in each case held free and clear of all Liens, except for Permitted Liens or Liens disclosed in the Financial Statements, none of which liens or encumbrances has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or currently contemplated use of such property in the businesses of the Company.

4.16 Taxes. Except as set forth in Schedule 4.16 hereto:

(a) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company with any Tax authority prior to the date hereof, except such Returns which are not material to the Company. All such Returns are true, correct and complete in all material respects. The Company has paid, or accrued such Taxes in reserves reflected in the Financial Statements, all Taxes shown to be due and payable by the Company or the Member on such Returns.

(b) All Taxes that the Company and the Member are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Tax authorities to the extent due and payable.

(c) The Company and the Member have not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed (to the knowledge of the Seller or assessed against the Company or the Member, nor has the Company or the Member executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) To the Seller’s knowledge, no audit or other examination of any Return of the Company or the Member by any Tax authority is presently in progress, nor has the Company, the Member or the Seller been notified of any request for such an audit or other examination.

(e) No adjustment relating to any Returns filed by the Company or the Member has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

4.17 Intellectual Property.

(a) Schedule 4.17(a) sets forth a complete and accurate list of (a) all Intellectual Property registered in the name of the Company and used or proposed to be used by the Company, all applications therefor, and all licenses (as licensee or licensor) (other than with respect to off-the shelf and similar commercially available software) and other agreements relating thereto, and (b) all written agreements relating to any other Intellectual Property which the Company is licensed or authorized by others to use or which the Company has licensed or authorized for use by others (collectively, the “Company Intellectual Property”).

(b) To the Seller’s knowledge, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company.

(c) To the Seller’s knowledge, the Company owns or has enforceable rights to use all Company Intellectual Property required for the conduct of its business as presently conducted or to be conducted. Except as disclosed in Schedule 4.17(c) hereto, to the Seller’s knowledge, the Company owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company is the exclusive owner of all material Trademarks and Copyrights used in connection with the operation or conduct of the business of the Company including the sale of any products or the provision of any services by the Company.

(d) To the Seller’s knowledge, the operation of the business of the Company as such business currently is conducted, including the Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and the Company has not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices. Except as disclosed in Schedule 4.17(d), to the Seller’s knowledge, (i) the Company is the sole and exclusive owner of all right, title and interest in and to all of the Intellectual Property, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the Intellectual Property of others; (ii) no royalties, honorariums or fees are payable by it to any person by reason of the ownership or use of any of the Intellectual Property; (iii) there have been no claims made against the Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Company Intellectual Property and no grounds for any such claims exist; (iv) the Company has not made any claim of any violation or infringement by others of any of the Company Intellectual Property or interests therein and, no grounds for any such claims exist; (v) the Company has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Company Intellectual Property, and neither the use of the Company Intellectual Property nor the operation of its business is infringing or has infringed upon any intellectual property rights of others; (vi) the Company Intellectual Property is sufficient and includes all intellectual property rights necessary for the Company to lawfully conduct its business as presently being conducted; (vii) no interest in the Company Intellectual Property has been assigned, transferred, licensed or sublicensed by the Company to any person; (viii) to the extent that any item constituting part of the Company Intellectual Property has been registered with, filed in or issued by, any Governmental Authority, such registrations were duly made and remain in full force and effect; (viii)  there has not been any act or failure to act by the Company or any of its directors, officers, managers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Company Intellectual Property or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intellectual Property; (ix) to the extent any of the Company Intellectual Property constitutes proprietary or confidential information, the Company has adequately safeguarded such information from disclosure; and (x) the Company Intellectual Property will remain in full force and effect following the Closing without alteration or impairment.

4.18 Brokers; Third Party Expenses. Neither the Member nor the Seller has incurred, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. No membership interests or other equity securities, options, warrants or other securities of any of the Company, the Member or the Buyer are payable by the Company, the Member or the Seller, or any member thereof, to any third party by the Company as a result of the transactions contemplated hereby.

4.19 Investment Intent.

(a) The Seller is acquiring the Warrant hereunder for its own account for investment and not for distribution, assignment or resale to others.

(b) The Seller acknowledges that the issuance of the Warrant has not been registered under the Securities Act in reliance upon an exemption therefrom for nonpublic offerings

(c) The Seller acknowledges that the Warrant may not be sold or otherwise transferred unless such sale or other transfer is registered under the Securities Act or an exemption from registration is available.

(d) The Seller represents and warrants that it is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and has had access to such financial and other information and has been afforded the opportunity to ask questions of the Buyer’s representatives and has received answers thereto, as deemed necessary in connection with the Seller’s decision to accept the Warrant hereunder.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Company, the Member and the Seller as set forth below in this Article V.

5.1 Organization and Qualification. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Buyer to be conducted. The Buyer is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Buyer to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer. The Buyer is not in violation of any of the provisions of the Buyer’s certificate of incorporation and bylaws.

5.2 Capitalization. The Buyer’s periodic reports on Form 10-Q and Form 10-K and current reports on Form 8-K filed with the SEC accurately reflect its capitalization as of the dates indicated in such reports. The issued and outstanding capital stock of the Buyer (a) has been duly and validly issued; (b) is fully paid and nonassessable; and (c) was not issued in violation of any preemptive rights or rights of first refusal or first offer.

5.3 Valid Issuance of the Warrant. The Warrant to be issued to the Seller hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued and fully paid and non-assessable, will be free of restrictions on transfer other than restrictions on transfer under this Agreement and applicable state and federal securities laws, will not be subject to any preemptive rights, rights of first refusal, tag-along rights, drag-along rights or other similar rights, and will be issued in compliance with applicable state and federal securities laws. The shares of the Buyer’s common stock, par value $.0001 per share (the “Common Stock”), to be issued, sold and delivered upon exercise of the Warrant (the “Warrant Shares”), in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, will be free of restrictions on transfer other than restrictions on transfer under this Agreement and applicable state and federal securities laws, will not be subject to any preemptive rights, rights of first refusal, tag-along rights, drag-along rights or other similar rights, and will be issued in compliance with applicable state and federal securities laws. The Buyer (a) has duly and validly authorized and reserved for issuance shares of Common Stock, which is a number sufficient for the Warrant Shares and (b) at all times from and after the date hereof shall have a sufficient number of shares of Common Stock duly and validly authorized and reserved for issuance to satisfy the issuance of the Warrant Shares in full. The Warrant and the Warrant Shares are collectively referred to herein as the “Securities.” Upon consummation of the transactions contemplated by this Agreement, the Seller will acquire marketable title to the Warrant free and clear of all Liens.

5.4 Authority Relative to this Agreement. The Buyer has full corporate power and authority to: (a) execute, deliver and perform this Agreement, and each ancillary document that the Buyer has executed or delivered or is to execute or deliver pursuant to this Agreement, and (b) carry out the Buyer’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer (including the approval by its boards of directors), and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of the stockholders of the Buyer of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Buyer do not, and the performance of this Agreement by the Buyer shall not (i) conflict with or violate the Buyer’s certificate or incorporation or bylaws or (ii) conflict with or violate any Legal Requirements, except, with respect to clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Buyer.

(b) The execution and delivery of this Agreement by the Buyer do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which the Buyer is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer, or prevent consummation of the transaction contemplated hereby or otherwise prevent the parties hereto from performing their obligations under this Agreement.

5.6 Compliance. The Buyer has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Buyer. The business and activities of the Buyer have not been and are not being conducted in violation of any Legal Requirements. The Buyer is not in default or violation of any term, condition or provision of its certificate of incorporation or bylaws. No written notice of non-compliance with any Legal Requirements has been received by the Buyer.

5.7 Reporting Company Status. The Buyer is subject to the reporting requirements of the Exchange Act and the Buyer has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Buyer received any notification that the SEC is contemplating terminating such registration. The Common Stock is traded on the Over-the-Counter bulletin board and the Buyer has not received any notice regarding, and to the Buyer’s knowledge there is no threat of, the termination or discontinuance of the eligibility of the Common Stock for such trading.

5.8 Private Placement. No registration under the Securities Act or any applicable Blue Sky law is required for the offer and sale of the Securities by the Buyer to the Seller as contemplated hereby.

5.9 No Integrated Offering. Neither the Buyer, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Buyer for purposes of the Securities Act which would require the registration of any such securities under the Securities Act.

5.10 Board Approval. The board of directors of the Buyer (including any required committee or subgroup of the board of directors of the Buyer) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated hereby and (b) determined that the transactions contemplated hereby are in the best interests of the stockholders of the Buyer.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1 Non-Competition; Non-Solicitation.

(a) Beginning on the Closing Date and continuing for a three year period thereafter, neither the Seller nor any of its Affiliates will (whether directly or indirectly, through some Affiliate or some other Person, or in the name or on behalf of some Affiliate or some other Person, whether acting as an officer, director, , manager, stockholder, owner, partner, member, trustee, beneficiary, employee, promoter, consultant, technical adviser, agent, lender or otherwise or as the assign of any such Person):

(i) compete with Buyer or its Affiliates in, or otherwise engage in, any aspect of the Business within the United States or internationally;

(ii) divert or attempt to divert, solicit or attempt to solicit, interfere with or attempt to interfere with, take away or attempt to take away, or accept work or activities in the Business from any Existing Customer or Developer or Prospective or Developer within the United States or internationally; or

(iii) solicit for employment, or induce to leave the employ of the Buyer or any Affiliate thereof, any Person who is, or within the six months prior thereto was, an employee of the Buyer or any Affiliate thereof working in the Business, provided, however, that neither the Seller nor its Affiliates shall be restricted from soliciting or hiring employees of the Buyer or any Affiliate thereof working in the Business by means of general employment solicitations that are not specifically targeted at Buyer or its Affiliates.

In the event of a breach by the Seller or any Affiliate thereof of any covenant set forth in this Section 6.1, the term of such covenant will be extended for the Seller and all of its Affiliates by the period of the duration of such breach.

(b) The Seller acknowledge that the periods of restriction, the geographical areas of restriction and the restraints imposed by the provisions of this Section 6.1 are fair and reasonably required for the protection of the Buyer and the Business. If a final order declares that any term or provision of this Section 6.1 is invalid or unenforceable, the parties hereto agree that the Governmental Entity making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable against the parties as so modified. The Seller agrees that any violation of the covenants contained in this Section 6.1 will cause irreparable damage to the Buyer; therefore, in addition to any other remedies the Buyer may have under this Agreement or otherwise, the Buyer will be entitled to an injunction from any court of competent jurisdiction restraining the Seller and its Affiliates from committing or continuing any violation of this Section 6.1, without the requirement of posting any bond or other indemnity.

6.2 Confidentiality. At all times from and after the Closing Date, except to the extent necessary to enforce the Seller’s right under this Agreement, the Seller will, and will cause its Affiliates to, keep secret and retain in the strictest confidence, and not disclose or use for the benefit of themselves or others, any information with respect to the Business or the Company including the Company Intellectual Property and other know-how, trade secrets, operational methods, marketing plans or strategies, product development techniques, plans or processes of the Business, that remains in or comes into its possession in any form after the Closing, other than any of the foregoing which are in the public domain (except through the conduct of Seller or any of its Affiliates that violates this Section 6.2) (collectively, “Confidential Information”). In the event the Seller or any of its Affiliates is requested or required (by oral request or written request for information or documents in any proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, then the Seller will, to the extent practicable without violating applicable legal requirements, notify the Buyer promptly in writing of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with this Section 6.2. If, in the absence of a protective order or receipt of a waiver hereunder, the Seller or any of its Affiliates is, on the written advice of counsel, compelled by law to disclose any Confidential Information, then the Seller or such Affiliate thereof may disclose such Confidential Information, provided that the Seller or such Affiliate has, (a) to the extent practicable without violating applicable legal requirements, given the notice to the Buyer referenced within and (b) cooperates, at the Buyer’s request and expense, with the Buyer’s efforts to obtain an order or other assurance that confidential treatment will be accorded to such Confidential Information.

6.3 Public Disclosure Unless otherwise permitted by this Agreement, the Buyer and the Seller shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure. The Buyer agrees not to refer to the name of any Affiliate of the Seller in any press release or filing with the SEC without the prior approval of the Seller (which approval shall not be unreasonably withheld if such reference has been required by the SEC).

6.4 Consents; Cooperation. The Member and the Seller shall promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents and approvals required to be obtained by them for the consummation of the transactions contemplated hereby.

6.5 Legal Requirements. Each of the parties hereto shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all commercially reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

6.6 Blue Sky Laws. The Buyer shall comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Warrant to the Member in connection with the transactions contemplated hereby.

6.7 Further Assurances. Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

ARTICLE VII
INDEMNIFICATION

7.1 Indemnification of Buyer. The Buyer and each of its officers, directors, employees, stockholders and agents (each, a “Indemnified Party”) shall be entitled to be indemnified by the Seller, against any and all Losses suffered or incurred by such Indemnified Party, arising from, relating to or otherwise in connection with:

(a) any breach of any representation or warranty of the Company, the Member or the Seller contained in this Agreement as modified by the exceptions thereto and other disclosures included in the Disclosure Schedule or in any other agreement or instrument furnished to the Buyer pursuant to this Agreement;

(b) any breach or failure to perform any covenant or agreement of the Member or the Seller contained in this Agreement or any agreement or instrument furnished by the Company or the Member pursuant to this Agreement;

(c) any claim by a member of the Company, or by any other Person, seeking to assert the rights of a member in respect of the period prior to the Closing based upon: (i) ownership or rights to ownership of any membership interests in the Company; (ii) any violation or alleged violation of a right of a member of the Company, including any preemptive right or right to notice or to vote; or (iii) any violation or alleged violation of a right under the operating agreement of the Company;

(d) any legal, accounting, or advisory expenses of the Seller incurred in connection with the transaction contemplated by this Agreement; or

(e) any Liability of the Company in excess of $8,500,000, provided that for the purpose of this Section 7.1(e)“Liability” shall mean (i) all accounts payable of the Company as of the Closing Date and (ii) any claim for damages resulting from a default by the Company of any Material Company Contract arising before the Closing Date and without regard to notice, any applicable cure period or both;

provided, however, that the Indemnified Parties shall not be entitled to recover any Losses under clauses (a) and (e) above unless the aggregate of all Losses for which the Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $100,000 (the “Deductible”), at which point the Indemnified Parties shall become eligible to recover the aggregate of all Losses in excess of the Deductible.

7.2 Indemnification Claims.

(a) In order for an Indemnified Party to be entitled to any indemnification provided for under Section 7.1 in respect of, arising out of or involving a claim by a third party (“Third Party Claim”), such Indemnified Party must notify the Seller in writing of the Third Party Claim within 30 days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under Section 7.1 except to the extent the Seller has been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Seller, within 10 days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. The Seller shall have the right to assume and exclusively conduct and control the defense of such Third Party Claim and the Indemnified Party shall have the right to observe and receive information regarding the defense of such claim. The Seller shall not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably delayed, withheld or conditioned), settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree that does not include an unconditional release of the Indemnified Party for any liability arising out of such claim or demand or any related claim or demand. Notwithstanding the foregoing, with respect to Third Party Claims related to Section 7.1(e), the Indemnified Party shall conduct and control the defense of such Third Party Claim and the Seller shall have the right to participate in the defense of such claim at its own expense.

(b) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver notice of such claim with reasonable promptness after discovery of any such claim to the Seller; provided, however, that failure to give such notification shall not affect the indemnification provided under Section 7.1 except to the extent the Seller has been actually prejudiced as a result of such failure. If the Seller does not notify the Indemnified Party within 30 days following its receipt of such notice that the Seller disputes its liability to the Indemnified Party, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Seller under Section 7.1 and the Seller shall pay the amount of the Losses stated in such notice to the Indemnified Party in the manner set forth in Section 7.3 or, in the case of any notice in which the Losses (or any portion thereof) are estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined.

7.3 Limitations. Recourse for indemnification for Losses (in excess of the Deductible, if applicable) of the Buyer and any other Indemnified Party shall be limited to 50% of the Purchase Price (the “Indemnification Cap”). Indemnification for Losses of the Buyer and any other Indemnified Party shall be recovered exclusively by, and in the order or priority of, (a) offsetting against 50% of any payments due the Seller under Sections 2.2(b) and (c) hereof, (b) cancelling all or a portion of the Warrant (at the value thereof at the time the Buyer’s or Indemnified Party’s liability for such Losses is financially determined and not subject to appeal), and/or (c) recovering from the Buyer its net proceeds from the disposition of the Warrant or the Warrant Shares, and such offset, cancellation and/or recovery shall be the sole and exclusive remedy of the Buyer and any other Indemnified Party for any Losses suffered or incurred by the Buyer or such Indemnified Party, arising from, relating to or otherwise in connection with matters set forth in this Agreement; provided, however, that such indemnification limitation shall not apply to fraud or criminal acts on the part of the Seller. The remedies of the Indemnified Parties for fraud in the inducement or criminal acts (as determined by a final judgment of a court of competent jurisdiction) by the Member or the Seller shall not be subject to any limitation pursuant to this Agreement.

7.4 Termination of Indemnification.

(a) The obligations to indemnify and hold harmless an Indemnified Party hereto pursuant to this Article VII shall terminate on the six months anniversary of the Closing except with respect to any Losses as to which the Indemnified Party shall have previously made a claim by delivering a notice of such claim to the Seller.

(b) The representations and warranties of the Company, the Member and the Seller shall survive the Closing and expire on the six months anniversary of the Closing.

7.5 No Right of Contribution. The Seller shall not have any right of contribution against the Company or the Member with respect to any breach by the Company or the Member of any of its representations, warranties, covenants or agreements.

7.6 Mitigation. Each party agrees to use reasonable efforts to mitigate any Loss that forms the basis of a claim hereunder.

7.7 Anti-Sandbagging. The Buyer shall be deemed to have waived in full any breach of the Member’s and/or the Seller’s representations and warranties and any covenants and agreements of the Member and/or the Seller to the extent the Buyer is aware of such breach as of Closing and determines to proceed with the Closing.

ARTICLE VIII
GENERAL PROVISIONS

8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)           if to the Buyer to:

SouthPeak Interactive Corporation
2900 Polo Parkway
Midlothian, Virginia 23113
Attn: Terry Phillips

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
1750 Tysons Boulevard
Suite 1200
McLean, Virginia 22102
Attn: Mark Wishner, Esq.

(b)           if to the Member (after the Closing) to:

Vid Sub, LLC
c/o SouthPeak Interactive Corporation
2900 Polo Parkway
Midlothian, Virginia 23113
Attn: Terry Phillips

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
1750 Tysons Boulevard
Suite 1200
McLean, Virginia 22102
Attn: Mark Wishner, Esq.

(c)           if to the Seller to:

Vid Agon, LLC
1000 Wilson Boulevard
Arlington, Virginia 22209
Attn: Stephen Gibson

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.
Fulbright Tower
1301 McKinney
Suite 5100
Houston, Texas 77010
Attn: Edward Rhyne, Esq.

8.2 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile and/or PDF, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.3 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and the Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Exclusivity Letter, dated October 5, 2008, by and between the Buyer and the Seller; (b) are not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned. No representations, warranties, inducements, promises or agreements, oral or written, by or among the parties not contained herein shall be of any force of effect.

8.4 Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.5 Amendment. The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

8.6 Governing Law  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or Federal court located within the City of Richmond, Virginia in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the Commonwealth of Virginia for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

8.7 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.8 Tax Returns. The Seller shall cause to be prepared and filed for all taxable years of the Company ending prior to the Closing Date, including the short taxable year ending on the Closing Date, the Company’s Forms 1065, U.S. Return of Partnership Income, including any related Schedules K-1, Partner’s Share of Income, Credits and Deductions, etc. After the Closing and in connection with the preparation of such Returns, the Buyer shall grant or cause to be granted to the Seller, or its representatives, access to all of the information, books and records relating to the Company within the Seller’s or the Company’s possession or control and shall furnish the assistance and cooperation of such personnel of the Buyer or the Company as may reasonably be requested in connection therewith. Additionally, notwithstanding any provision in this Agreement to the contrary, the Seller shall (a) serve as the “tax matters partner” within the meaning of Section 6231(a)(7) of the Code for all taxable years of the Company ending on or prior to the Closing Date and shall have all power and authority to take any action contemplated by Sections 6221 through 6234 of the Code and (ii) shall have the right to control any audit or examination by the Internal Revenue Service, initiate any claim for refund and contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all U.S. federal income Taxes for any taxable period (or portion thereof) ending on or prior to the Closing Date.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Membership Interest Purchase Agreement has been duly executed by the parties as of and on the date first above written.

BUYER:

SOUTHPEAK INTERACTIVE CORPORATION

By:	/s/ Terry Phillips
Name: Terry Phillips Title: Chairman

SELLER:

VID AGON, LLC

By:	/s/ Stephen P. Gibson
Name: Stephen P. Gibson Title: Vice President

MEMBER:

VID SUB, LLC

By:	/s/ Stephen P. Gibson
Name: Stephen P. Gibson Title: Vice President